Amendment to Addendum to Employment Agreement

This Amendment dated as of July 23, 2006 to the Addendum dated February 28, 2006, to the Employment Agreement (“Merger Addendum”) by and between IXI Mobile, Inc., a Delaware corporation (the “Corporation”) and Amit Haller (“Employee”) effective as of March 1, 2001 as amended on June 1, 2001 (“Addendum 1”) and as of January 1, 2006 (“Addendum 2”) (the “Employment Agreement”) is entered into by and between Company and Employee  (the “Amendment”).

Whereas:	Employee is employed by the Corporation as of March 1, 2001, pursuant to the Employment Agreement;

Whereas:	The parties have entered into the Merger Addendum;

Whereas:	The parties wish to amend the Merger Addendum.

Therefore, it is hereby stipulated and agreed between the parties as follows:

1.	The preface to this Amendment constitutes an indivisible and integral part thereof.

2.
Unless otherwise defined herein, the capitalized terms appearing herein shall have the meanings attributed to them in the Merger Addendum or, where so expressly indicated, in the Agreement and Plan of Merger entered into as of February 28, 2006 (the "Merger Agreement").

3.	Section 3.3.3 of the Merger Addendum is replaced in its entirety with the following:

“3.3.3
The Additional Options shall be granted pursuant to the Parent’s US employee share option plan. The exercise price of the Additional Options shall be equal to the fair market value of the Parent’s Common Stock as determined by its board f directors on the date of the said grant.”

4.	Section 3.8 of the Merger Addendum is replaced in its entirety with the following:

“3.8        Pre-Closing Options

Immediately prior to the Closing, and as a bonus to Employee for his efforts in connection with the consummation of the transactions contemplated by the Merger Agreement, the Board of Directors of the Corporation shall grant to the Employee that number of options to purchase shares of the Corporation's Common Stock, pursuant to the Corporation’s US Share Option Plan (the “Pre-Merger Options”) which, upon conversion to shares of Common Stock of the Parent shall equal 216,000 shares of the Parent's Common Stock (the “Shares”).

3.8.1
The Pre-Merger Options shall be granted pursuant to the Parent’s US employee share option plan. The exercise price of the Additional Options shall be equal to the fair market value of the Parent’s Common Stock as determined by its board f directors on the date of the said grant.

3.8.2
With regard to shares of Common Stock in the Corporation (the “Corporation Shares”) and options to purchase Common Stock in the Corporation (the “Corporation Options”), presently held by Employee, Employee hereby waives any acceleration or other rights pertaining to any securities held by him which may be triggered by the merger transaction among the Group.”

5.	There shall be no other change to the Merger Addendum.

IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Amendment on the day and year first set forth above.

IXI Mobile, Inc.	Amit Haller
/s/ Gideon Barak	/s/ Amit Haller
By: Gideon Barak

We agree to the above:

Israel Technology Acquisition Corp.
/s/ Israel Frieder
By: Israel Frieder